SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     October 13, 2015

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation		Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 13, 2015, EnPro Industries, Inc. (the “Company”) approved a plan to restructure certain operations of its Compressor Products International (“CPI”) unit in light of the prolonged and significant weakness in the markets served by CPI, particularly the oil and gas markets. The restructuring plan contemplates the closing of operations at the Fort St. John, Grand Prairie, Lac La Biche and Calgary facilities in western Canada, as well as facilities in Brazil, Colombia, New Smyrna Beach, Florida and other domestic and international sites. In addition, 17 employees have been terminated at the Edmonton and Medicine Hat facilities in Alberta, Canada. The Company first communicated the restructuring plan to affected employees on October 21, 2015.

The Company expects to incur total expense related to the restructuring plan in the range of $7.8 million to $10.0 million, comprised of lease run-out costs of $2.5 million to $2.6 million, severance expense of $1.2 million to $2.0 million, impairment of inventory, equipment and other tangible assets of $0.8 million to $1.5 million, impairment of intangible assets of $2.3 million to $2.7 million, legal expense of $0.2 million to $0.4 million and other costs of $0.8 million.

Approximately 90% of these expenses are expected to be incurred in the fourth fiscal quarter of 2015, with the balance to be incurred in the first half of fiscal year 2016. Of the estimate of total expenses, $4.1 million to $5.3 million are expected to result in future cash expenditures. The Company expects approximately 40% of the estimated cash expenditures to occur in the fourth fiscal quarter of 2015, approximately 30% to occur in fiscal year 2016, and the remaining 30% of cash expenditures to occur over fiscal years 2017 to 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 27, 2015

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Vice President, General Counsel and Secretary

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